EXHIBIT 99.1

NEWS RELEASE

Ascena Retail Group, Inc. Reaches Agreement to Acquire
Charming Shoppes, Inc.

•	Acquisition provides highly compelling strategic fit

•	Transaction expected to be neutral or slightly accretive to Ascena’s earnings in the first full year of combined operations and increasingly accretive thereafter

•	Brings Lane Bryant, Catherines and Fashion Bug brands into the Ascena family

SUFFERN, NY – May 2, 2012 – Ascena Retail Group, Inc. (NASDAQ: ASNA) and Charming Shoppes, Inc. (NASDAQ: CHRS) today jointly announced that they have entered into a definitive agreement under which Ascena will acquire Charming Shoppes in a cash transaction valued at approximately $890 million. Ascena has agreed to make a cash tender offer for all outstanding shares of Charming Shoppes common stock at a price of $7.35 per share. The tender offer is expected to commence within 10 business days. Subject to customary conditions and approvals, the transaction is expected to close during the second calendar quarter of 2012.

Founded in 1940 and headquartered in Bensalem, Pennsylvania, Charming Shoppes is a leading apparel retailer specializing in women’s plus-size apparel. Charming Shoppes is the parent company of three distinct brands — Lane Bryant, Catherines Plus Sizes and Fashion Bug — and operates over 1,800 retail stores nationwide and store-related e-commerce websites. Charming Shoppes also operates Figi’s, a direct marketing business.

“Charming Shoppes is a superb strategic fit for Ascena,” said Ascena President and CEO David Jaffe. “A key component of our growth strategy over the past several years has been to make highly selective and powerful acquisitions. We’ve built a family of retail brands, each serving a unique customer niche, with a culture that embraces the sharing of resources, new ideas and talented team members. Over the past few years, we have welcomed into our family new brands and new team members while delivering increasing value to shareholders. We believe that Charming Shoppes will be no exception.”

“The Board of Directors of Charming Shoppes is pleased with this transaction, which represents the outcome of the strategic review and extensive sale process we commenced on December 1, 2011,” said Michael Goldstein, Chairman of the Board of Charming Shoppes. “In addition to partnering with a buyer that can support the future growth and development of our businesses, the $7.35 per share consideration represents a premium of 25% to the closing market price of Charming Shoppes common stock on May 1, 2012 and an 89% premium to the unaffected share price of Charming Shoppe’s common stock on November 30, 2011, the day prior to our announcement of our strategic review process. We are confident that this transaction is in the best interests of our shareholders.”

Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes said, “I would like to say how pleased we are to join the Ascena Retail Group. David and his team have an excellent track record of acquiring and seamlessly integrating brands with a strong market niche and growth potential, hallmarks of our Charming Shoppes’ brands. While we are proud of our progress and accomplishments and believe our brands are now poised for growth, this business combination is extremely powerful, offers a compelling premium in recognition of our significant progress and is in the best interests of our shareholders. The Ascena team are some of the best retail executives in the business, and they have built a world-class specialty retailing organization.”

The tender offer is subject to customary conditions, including that the holders of a minimum of a majority of the fully diluted shares of Charming Shoppes tender, and do not withdraw, their shares prior to the expiration of the tender offer. Simultaneously with the acceptance of the tendered shares, Ascena will have the option, if less than 80% of the outstanding shares of Charming Shoppes are tendered, to acquire additional, newly issued shares of Charming Shoppes such that, after giving effect to the exercise of the option, Ascena will own more than 80% of the outstanding shares, whereupon Ascena will be able to merge its acquisition subsidiary into Charming Shoppes in a short-form merger that will not require any further vote of shareholders. Holders who do not tender their shares will receive the same consideration, $7.35 per share, in the merger. The consummation of the transaction is not subject to financing, and Ascena has obtained commitments for financing that, together with cash on hand, will be sufficient to fund the transaction. The boards of directors of both companies have unanimously approved the terms of the transaction. Upon completion of the acquisition, Charming Shoppes will operate as a separate subsidiary of Ascena. Charming Shoppes is currently led by CEO Anthony Romano. “Tony and his team are talented retailers and we look forward to their partnership as we move forward in this process,” Jaffe said.

BofA Merrill Lynch is acting as financial advisor and Proskauer Rose LLP as legal advisors for Ascena Retail Group, Inc. Barclays is acting as financial advisor and Drinker Biddle & Reath LLP and Schulte Roth & Zabel LLP as legal advisors to Charming Shoppes, Inc.

Conference Call Information

Ascena Retail Group, Inc. and Charming Shoppes, Inc. will conduct a joint conference call later this morning, May 2, 2012 at 10:30 AM Eastern Time to review the transaction. Parties interested in participating in this call should dial in at 617-213-8845 five minutes prior to the start time, the passcode is 78812084. The call will also be simultaneously broadcast at www.ascenaretail.com and www.charmingshoppes.com. A recording of the call will be available shortly after its conclusion and until June 2, 2012 by dialing 617-801-6888, the passcode is 40317428.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries over 2,500 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operates 836 stores in 48 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 810 stores in 44 states and Canada. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 920 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

About Charming Shoppes, Inc.

Charming Shoppes, Inc. (NASDAQ: CHRS) is a leading apparel retailer specializing in women’s plus-size apparel. At April 28, 2012, Charming Shoppes, Inc. operated 1,832 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The company also operates the Figi’s family of brands, including the holiday food and gifts catalog Figi’s® Gifts in Good Taste®, the home and gifts catalog Figi’s® Gallery and its wholesale unit Figi’s Business Services. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, which include all statements other than those made solely with respect to historical fact. Forward-looking statements speak only as of the date on which they are made, and neither Ascena nor Charming Shoppes undertakes any obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (b) the inability to complete the transaction due to the failure to satisfy conditions to the transaction; (c) the risk that the proposed transaction disrupts current plans and operations; (d) the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; (e) difficulties or unanticipated expenses in connection with integrating Charming Shoppes into Ascena; (f) the risk that the acquisition does not perform as planned, including the risk that the combined business will not achieve anticipated revenue and profitability improvements; and (g) potential difficulties in employee retention following the closing of the transaction.

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The tender offer described herein has not yet been commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Charming Shoppes. At the time the tender offer is commenced, Ascena and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Charming Shoppes intends to file a Solicitation/Recommendation Statement on Schedule 14d-9 with respect to the tender offer. Ascena, its wholly owned subsidiary and Charming Shoppes intend to mail these documents to the shareholders of Charming Shoppes. These documents will contain important information about the tender offer, and shareholders of Charming Shoppes are urged to read them carefully when they become available. Shareholders of Charming Shoppes will be able to obtain a free copy of these documents (when they become available) and other documents filed by Charming Shoppes or Ascena with the SEC at the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain a free copy of these documents (when they become available) from Ascena by contacting Ascena at 30 Dunnigan Drive, Suffern, NY 10901, attention: Investor Relations, or from Charming Shoppes by contacting Charming Shoppes at 3750 State Road, Bensalem, PA 19020, attention: Investor Relations.

INVESTOR CONTACTS:

ASCENA RETAIL GROUP, INC.	CHARMING SHOPPES, INC.

Armand Correia	Gayle M Coolick
Executive Vice President and	Vice President, Investor Relations
Chief Financial Officer	Charming Shoppes, Inc.
Ascena Retail Group, Inc.	(215) 638-6955
(845) 369-4600

James Palczynski
Principal and Director
ICR, Inc.
(203) 682-8229

MEDIA CONTACTS:
James McCusker
ICR, Inc.
(203) 682-8245

Dawn Dover
Kekst and Company
212-521-4817